Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-207329

Registration No. 333-207329-01

Free Writing Prospectus dated January 21, 2016

$1,140,000,000

CarMax Auto Owner Trust 2016-1

Issuing Entity or Trust

CarMax Business Services, LLC

Sponsor and Servicer

CarMax Auto Funding LLC

Depositor and Seller

The depositor has prepared a preliminary prospectus dated January 21, 2016 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive at least the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s Ratings Services	Moody’s Investors Service, Inc.
Class A-1 Notes	A-1+ (sf)	P-1 (sf)
Class A-2 Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class A-4 Notes	AAA (sf)	Aaa (sf)
Class B Notes	AA (sf)	Aa3 (sf)
Class C Notes	A+ (sf)	A2 (sf)
Class D Notes	BBB (sf)	Baa3 (sf)

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes

Barclays	RBC Capital Markets	Wells Fargo Securities

Co-Managers of the Class A Notes

BofA Merrill Lynch	Credit Suisse	MUFG	Scotiabank

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (888) 603-5847.